FIRST AMENDED OPERATING AGREEMENT
FOR
Noninvasive Medical Technologies, LLC
A Michigan Limited Liability Company

This First Amended Operating Agreement is made on May 5, 2005 between Members David Marande, Ronald L. McCaughan, Conrad A. Kalitta, George W. Kelsey, Mark L. McAlpine and David B. Adams as the majority of initial members of the Company and all of those who are subsequently admitted as members (individually, a "Member" and collectively, the "Members") who agree as follows:

ARTICLE I
Definitions

1. Definitions. As used in this Agreement, the following terms shall have the following meanings:

1.1 "Act" means the Michigan Limited Liability Company Act, M.C.L.A. §§450.4101 et seq., MSA 21.198 (4101) et seq., as amended from time to time.

1.2 “Affiliate” means, (i) with respect to a Member (1) any ancestor, descendant, sibling or spouse of any Member; (2) any trust established for the benefit of any one or more of the persons referred to in clause (1) above; and (3) any entity which directly or indirectly is controlled by one or more of the individuals referred to in clause (1) above; or (ii) any entity in which the Member or one or more of the persons referred to in clause (1) above is a shareholder, officer, director, venturer, partner, or member. For this purpose, the term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person or entity, whether through ownership of voting securities, by contract or otherwise.

1.3 "Agreement" means this Operating Agreement, together with any amendments adopted in accordance with this Agreement and the Act.

1.4 "Articles" means the Articles of Organization, including any restatements or amendments thereto, that are filed with the Department.

1.5 "Capital Contributions" means the amount of cash, property or services contributed by the Members to the Company, and Capital Contribution means the amount of cash, property or services contributed by a Member to the Company.

1.6 "Cause" means actions by the Members that cause material damage to the Company as a result of a Member's fraud, willful misconduct, gross negligence or breach of this Agreement.

1.7 "Code" means the Internal Revenue Code of 1986, as amended.

1.8 “Company” means Noninvasive Medical Technologies, LLC, a Michigan limited liability company.

1.9 “Company Interest” means, with respect to each Member, such Member’s (i) entire interest in the Company and the property assets, business and capital thereof, (ii) share of profits, losses and distributions of the Company allocable to such Member under this Agreement; and (iii) the right of the Member (but not an assignee) to vote as a Member of the Company under this Agreement.

1.10 "Company Value” shall have the meaning as set forth in Exhibit A attached to and made a part of this Agreement.

1.11 "Department" means the Michigan Department of Consumer and Industry Services, Corporation, Securities and Land Development Bureau.

1.12 “Initial Capital Contribution” means the original Capital Contribution made by the Members to the Company on its formation.

1.13 "Members" are the persons identified in Exhibit B who have made the designated capital contributions and whose ownership percentage is as noted:

1.14 "Membership Percentages" means the percentage of ownership of each Member as set forth in the preceding Section 1.13, as adjusted from time to time pursuant to this Agreement.

1.15 "Permitted Transferee" shall mean any Member or a Member's spouse, ancestors or lineal descendants or a trust established for the exclusive benefit of any of the foregoing individuals.

  1.16 “Membership Majority” shall mean any portion of voting interests that exceed fifty percent (50%) of the Outstanding Ownership; “Membership Supermajority” shall mean any number of voted shares that equal or exceed eighty percent (80%) of the Outstanding Ownership.

1.17 “Authorized Ownership” shall mean the total ownership interest of the Company authorized for issuance by the Company; “Outstanding Ownership” shall mean Authorized Ownership Interests that have been issued or reissued by the Company to Members from time to time, pursuant to this Agreement and any subsequent amendments hereto; “Reserved Ownership” shall mean Authorized Ownership that has not been issued and is retained by the Company for future issuance subject to the provisions of this Agreement; “Treasury Ownership” shall mean Outstanding Ownership previously issued and held by Members that has been subsequently redeemed, repurchased, or otherwise recovered by the Company and held by the Company. Treasury Ownership may be reissued upon the affirmative vote of 60% of the Managing Board Members pursuant to Article IX.

ARTICLE II
Organization

2.1 Formation. The Company has been organized as a Michigan Limited Liability Company under and pursuant to the Michigan Limited Liability Company Act, 1993 PA 23 (the "Act") by the filing of Articles of Organization ("Articles") with the Consumer and Industry Services Department of the State of Michigan as required by the Act.

2.2 Name. The name of the Company is Noninvasive Medical Technologies, LLC. The Company may also conduct its business under one or more assumed names.

2.3 Purposes. The purpose of the Company is to develop, manufacture and sell medical equipment and such other related activities for which limited liability companies may be formed under the Act. The Company will have all the powers necessary or convenient to affect any purpose for which it is formed, including all powers granted by the Act.

2.4 Duration. The Company will continue in existence perpetually, as indicated in the Articles of the Company or until the Company dissolves and its affairs are wound up in accordance with the Act or this Operating Agreement.

2.5 Registered Office and Resident Agent. The Registered Office and Resident Agent of the Company will be as designated in the initial or amended Articles. The Registered Office and/or Resident Agent may be changed from time to time. Any change will be made in accordance with the Act. If the Resident Agent resigns, the Company will promptly appoint a successor.

2.6 Organizational Expenses. All organizational expenses of the Company in connection with the formation of the Company and the preparation of this Agreement shall be paid by the Company.

2.7 Intention for Company. The Members have formed the Company as a limited liability company under the Act. The Members specifically intend and agree that the Company is not a partnership (including a limited partnership) or any other venture, but a limited liability company under and pursuant to the Act. No Member will be construed to be a partner in the Company or a partner of any other Member or person, and the Articles, this Operating Agreement and the relationships created by this agreement and arising from this agreement will not be construed to suggest otherwise.

ARTICLE III
Books, Records and Accounting

3.1 Books and Records. The Company will maintain complete and accurate books and records of the Company's business and affairs as required by the Act and these books and records will be kept at the Company's Registered Office.

3.2 Fiscal Year; Accounting. The Company's fiscal year will be the calendar year. The particular accounting methods and principles to be followed by the Company will be selected by the Members from time to time.

3.3 Member's Accounts. The Company will maintain separate Capital Accounts for each Member. Each Member's Capital Account will reflect the Member's capital contributions and increases for the Member's share of any net income or gain of the Company. Each Member's Capital Account will also reflect decreases for distributions made to the Member and the Member's share of any of the Company's losses and deductions.

ARTICLE IV
Capital Contributions

4.1 Initial Commitments and Contributions. By the execution of this Operating Agreement, the initial Members agree to make the capital contribution of $100 each, receipt of which is hereby acknowledged by the Company. Any additional Member (other than an assignee of a membership interest who has been admitted as a Member) must make the capital contribution stated in an agreement between the Member and the Company or as otherwise determined by the Members in accordance with Article IX. No interest will accrue on any capital contribution and no Member will have any right to withdraw or to be repaid any Capital Contribution except as provided in this Operating Agreement.

4.2 Additional Contributions. In addition to the initial Capital Contributions under Article I, Paragraph 1.14, upon a Membership Supermajority vote of the Members, the Members shall make additional Capital Contributions to the Company (“Additional Capital Contribution”) in proportion to their Membership Percentages in effect at the time of the call for additional capital. The Additional Capital Contributions shall be in the amounts necessary to carry out the purpose of the Company to cover all costs, expenses or charges with respect to the operation of the Company.

4.3 Failure To Contribute. If any Member fails to make a Capital Contribution when required, the Company may, in addition to pursuing any other rights and remedies the Company may have under the Act or applicable law, take any enforcement action (including, the commencement and prosecution of court proceedings) against the Member that the Managing Members consider appropriate. Moreover, the remaining Members may elect to contribute the amount of the required capital themselves, according to their respective Capital Contributions. The Members who make contributions will be entitled to treat these amounts as an extension of credit to the defaulting Member, payable upon demand, with interest accruing on the extension at the rate of six (6%) percent per annum until paid. This extension of credit will be secured by the defaulting Member's interest in the Company. Each Member who defaults grants to each Member who may later grant an extension of credit, a security interest in the defaulting Member's interest in the Company. In addition, the defaulting Member shall, for the period that the default continues, loose his or her voting rights under this Agreement and the defaulting Member’s ownership interest will not be considered part of the Outstanding Ownership for purposes to determining voting requirements for actions requiring a vote of the Membership.

4.4 Borrowings. The Company may borrow sums for Company purposes from any source (including any Member), as reasonably determined by the Company, provided that such borrowing is incurred in the ordinary course of business which is related to the ownership of the Property not prohibited by any applicable law, regulation or agreement. In the event the Company requires additional funds necessary for its operations in excess of any reserved amounts, as determined by the Members, the Company may borrow such funds from the Members. Additionally, upon an affirmative vote of 60% of the Managing Board Members pursuant to Article IX, the Company may pledge any remaining Reserve Ownership shares as security for any undertaking properly authorized by the Managing Board.

4.5 Title to Company Property. All property owned by the Company shall be owned by the Company as an entity and, insofar as permitted by applicable law, no Member shall have any ownership interest in any Company property in its individual name or right, and each Member's interest in the Company shall be personal property for all purposes.

4.6 Special Buy-out Provision for Member Kalitta. The Company has the option, upon its election as defined for purposes of this provision to be a positive vote of any three Members, to recover 6.67% of Member Kalitta’s Membership Interest in exchange for the payment of One Million ($1,000,000) Dollars. In the event the Company elects to exercise its option, which shall be exercised in its sole discretion, Member Kalitta will retain his remaining interest in the Company but shall be entitled to assign or transfer that remaining interest to any other Member without the consent of the Company. When Member Kalitta’s 6.67% interest is reacquired by the Company, it shall be held by the Company free and clear as Treasury Ownership which shall be available for distribution by the Company upon a 60% vote of the Managing Board as provided in Article IX. Nothwithstanding any provision herein to the contrary, the Company shall buy Kalitta’s Membership Interest as provided herein before any member distributions of any sort such that a minimum of 6.67% of Kalitta’s Membership Interest shall be reacquired by the Company before any other distributions are made. In the event that the Company failes to reacquire Kalitta’s Membership Interest and Members McAlpine and Kelsey shall be required purusant to a separate agreement to acquire Kalitta’s Membership Interests, Members McAlpine and Kelsey shall each be entitled to acquire 50% of Kalitta’s Membership Interests free of any right of the Company to repurchase those intersts: provided, however, that Members McAlpine and Kelsey shall be entitled at their sole election to require the repurchase of 6.67% of Kalitta’s former interests (50% from each) as provided above. In the event Members McAlpine and Kelsey are called upon by Member Kalitta to acquie Kalitta’s interest as specified above, Kalitta shall notify the Company and allow it thirty (30) days to acquire 6.67% of Kalitta’s interest as provided above.

4.7 Anticipated Additions to Membership. By this Agreement, the Company hereby authorizes a total of 100% of Authorized Ownership and authorizes the issuance of 75% of the Authorized Ownership as Outstanding Ownership in accordance with Article 1.13 of this Agreement. Additionally, the Company hereby elects to retain the remaining 25% of the Authorized Ownership as Reserved Ownership for the purpose of raising additional working capital through equity investment and for the purpose of attracting key management and strategic relationships, if necessary. Any final arrangement to, or agreements that shall effectuate the issuance of Reserved Ownership shares shall be in writing and must be approved by the affirmative vote of 80% of the Managing Board Members as provided in Article IX.

4.8 Provision for the Distribution of Unused Reserved Ownership. In the event all of the Reserved Ownership interest of 25% as specified in Article 1.13 is not required for distribution to investors as decided by the Managing Board in accordance with Article 9.2, any remaining Reserve Ownership shall thereafter be distributed as determined by an affirmative vote of 80% of the Managing Board Members.

ARTICLE V
Allocations and Distributions

5.1 Allocations. Except as may be required by the Internal Revenue Code of 1986 as amended or this Operating Agreement, the Company's net profits, net losses, and other items of income, gain, loss, deduction and credit will be allocated among the Members in accordance with each Member's Membership Percentage.

5.2 Distributions. The Company may elect to make distributions to the Members from time to time. Distributions may be made only after the Management Board determines in its reasonable judgment, that the Company has cash on hand exceeding the Company's current and anticipated needs (including operating expenses, debt service, acquisitions, reserves, and mandatory distributions, if any). All distributions will be made to the Members in accordance with each Member's respective Membership Percentage. To the extent any membership interests are held in reserve or are otherwise undistributed at the time the Management Board determines to make a distribution, then the Management Board may either elect to not make a distribution on account of the reserved interests or distribute the amount which would be allocated to the reserve interests to the Members according to their respective Membership Interests. Distributions will be in cash or property, or both, as the Managing Board determines. No distribution will be declared or made if, after giving it effect, it would violate the provisions of applicable law governing the permissibility of distributions by limited liability companies to their members.

ARTICLE VI
Assignment of Membership Interests

6.1 General. Every sale, assignment, transfer, exchange, mortgage, pledge, grant, hypothecation, or other disposition of any membership interest will be made only in compliance with this article. No membership interest shall be disposed of if: (a) the disposition would cause a termination of the Company under the Internal Revenue Code of 1986, as amended; (b) the disposition would not comply with all applicable state and federal securities laws and regulations; and (c) the assignee of the membership interest fails to provide the Company with the information and agreements that the Company may require in connection with such a disposition. Any attempted disposition of a membership interest in violation of this article is void.

6.2 Permitted Assignments. Subject to the provisions of Section 6.1, a Member may not assign his Company Interest in whole or part without consent of the Company; provided, however, a Member may assign his Company Interest without consent to: (i) another Member or (ii) a Permitted Transferee. Any permitted assignment shall not of itself substitute the assignee (who is not already a Member) as a Member or entitle the assignee to vote or otherwise participate in the management of the Company. Such assignee is only entitled to receive, to the extent assigned, the allocations of profits and losses and any distributions the assigning Member would otherwise be entitled to. Unless otherwise provided, the assignor shall retain the right to vote the assigned shares and remain a Member liable for payment of any remaining installments of Capital Contributions due with respect to the interest assigned. No assignment of a Company Interest shall be effective with respect to the Company until written notice is given to the Company.

6.3 Right of First Refusal. If any time a Member (the "Selling Member") receives a good faith offer to purchase or makes a good faith offer to sell (or transfer without full and adequate consideration) all or any part of that Selling Member's Company interest (the "Offer"), the Selling Member shall make any acceptance of the Offer conditional upon the right granted in this Section to the Company and the other Members to purchase that portion of the Selling Member's Company Interest. Notwithstanding the foregoing, this provision is not triggered by an assignment of an interest in the Company that is permitted under Section 6.2 (i) or (ii). The Selling Member shall give the Company written notice of the Offer containing a copy of the Offer, which shall be subject to reasonable verification ("Notice"). The Company shall have thirty (30) days after receipt of the notice to elect to purchase the Selling Member's Company Interest at the price and terms as set forth in the Offer. If the Company does not elect to purchase the Selling Member's Company Interest, then the Members shall have an additional thirty (30) days to elect to purchase such Company Interest at the same price and terms set forth in the Offer. The Members individually shall provide written notice to the Selling Member stating whether or not the Member desires to purchase a pro rata portion of the Company Interest subject to the Offer (based on Membership Percentages of the purchasing Members). If the Members do not purchase the Selling Member's Company Interest, then the Selling Member shall be free to sell his Company Interest during the period of 90 days after expiration of the option in accordance with the Offer and subject to Section 6.4 below. However, any further sales of the Selling Member's Company Interest and his assignee's interest, shall be subject to the rights granted under this Section.

6.4 Admission of Assignees as Members. An assignee under this Section 6 shall be admitted as a Member only upon the unanimous written consent of all the Members. As a condition of such consent, the Members may require a substitute Member to comply with the following requirements: (i) the assignment instrument being in form and substance satisfactory to the Members and the Company's counsel; (ii) the assignor and assignee named therein having executed and acknowledged such other instrument or instruments as the Members may deem necessary or desirable to effectuate such admission; (iii) the assignment having accepted and adopted all of the terms and provisions of the Agreement, as the same may have been amended, as if the assignee were a party who joined in the execution of this Agreement; and (iv) such assignee having paid or acknowledged an obligation to pay, as the Members may determine, all reasonable expenses (including attorneys' fees) connected with such admission. If admitted, the substitute Member has, to the extent assigned, all of the rights and powers (including voting rights), and is subject to all the restrictions and liabilities of a Member.

6.5 Section 754 Election. In the event of the transfer of a Member's interest in the Company by sale or exchange, or upon the death of a Member, the Company, if the person acquiring such interest so requests and the Members consents (which consent may be withheld for any reason), shall elect pursuant to Code Section 754, to adjust the basis of the Company property. Each Member hereby agrees to provide the Company with all information necessary to give effect to such election. The transferee shall reimburse the Company for any reasonable costs incurred as a result of such election, as determined by the Members.

ARTICLE VII
Buy-Out Provisions Upon Member’s Death

7.1 Buy-Out Option. If a Member (or for this purpose if the Member is a trust, then the grantor) dies (the "Deceased Member"), the Company shall have an option to acquire not less than all of the Deceased Member's interest in the Company ("Company Interest"); provided, however, if the Company Interest was previously transferred to a Permitted Transferee or is transferred to a Permitted Transferee within sixty (60) days of the death of the Deceased Member, then the Company and other Members shall not have the option to purchase the Company Interest of the Deceased Member. The option shall be exercisable by written notice to the Deceased Member's personal representative and the successors in interest to the Deceased Member, collectively the "Selling Members", at any time within one hundred eighty (180) days after death of the Deceased Member or the appointment of personal representative, whichever is later ("Notice to Purchase"). If the option is exercised, the Deceased Member's Company Interest shall be purchased by the Company. If the Company does not exercise its option within the first 120 days of the 180 day period, then the remaining Members shall have the option to purchase the Deceased Member's Company Interest in proportion to each purchasing Member's Membership Percentage. The Company shall purchase the Deceased Member's Company Interest for (i) an amount agreed upon by the parties within 30 days from the date of the Notice to Purchase, or if they cannot agree, then (ii) an amount equal to the Deceased Member's Company Interest as defined in Section 7.2.

7.2 Net Equity. The Net Equity of the Deceased Member's Company Interest shall be the amount that would be distributed to the Deceased Member in an orderly sale of the Company pursuant to Section 12.2 if (i) all of the Company's assets were sold at their Company Fair Market Value (ii) the Company paid its accrued, but unpaid, liabilities and establish reserves for reasonably anticipated contingent and unknown liabilities, and (iii) the Company distributed the remaining proceeds to the Members in liquidation, as of the date of the Notice to Purchase. The Net Equity shall be determined by an independent accountant jointly selected by the Company and the representative of the Deceased Member who shall thereafter determine the Net Equity of the Company pursuant to a methodology which is appropriate for the current operations of the business on the Valuation Date and such determination shall be final and binding on all parties.

7.3 Closing. (a) The closing for the purchase of the Deceased Member's Company Interest shall take place within 20 days after the purchase price has been finally agreed upon or the Net Equity determined. At the closing, the Selling Members shall execute and deliver such instruments as the Company or purchasing Members shall reasonably require to vest in the Company or the purchasing Members as the case may be the interest of the Selling Members in and to the Deceased Member's Company Interest.

(b) Upon delivery of such instruments, the Company shall pay to each Selling Member their share of the purchase price in the form of a 15% cash down payment and the balance of the purchase price as a promissory note bearing interest, which shall be payable quarterly throughout the term of the note, at the rate of nine percent (9%) per annum ("Note"). All of principal and interest due under the Note shall be payable at the later of the following events: (i) sixty (60) months from the closing date of the sale, or (ii) the earlier of the refinancing or maturity date of any permanent loan on the Property ("Maturity Date"). The Note shall further contain a provision that if the Company makes distributions of cash to Members in their capacity as Members prior to the Maturity Date, then the Company or the purchasing Member, as the case may be, shall be required to simultaneously distribute or pay cash to the Selling Members in an amount equal to that which would have been distributed to the Deceased Member if he were still a Member in the Company, with the same Membership Percentage that the Deceased Member owned immediately prior to the sale of his Company Interest. Any interim payment received on the Note shall be applied first to the accrued unpaid interest and the remainder to principal. The Note shall permit prepayment at any time without penalty and shall provide for immediate payment of the balance due on default in payment of principal or interest after 10 days written notice of default. The Company also shall obtain a release of personal guarantees of the Selling Members and their Affiliates and agree in writing to defend, indemnify and hold harmless the Selling Members to the extent that they have any direct or indirect liability for the debts or other obligations of the Company.

7.4 Failure to Purchase. If the Company or another Member does not purchase the Deceased Member's Company Interest, the Deceased Member's estate or successors in interest shall succeed to the Deceased Member's Company Interest, but such interest in the Company shall remain subject to all of the provisions of this Agreement. Such successors shall be treated as assignee under Section 6.2 and shall not be admitted as a substitute Members in place of the Deceased Member unless approved and in compliance with Section 6.4.

ARTICLE VIII
Meetings of Members

8.1 Voting. Members will be entitled to vote in accordance with their respective interests in the Company. To the extent any portion of the interests in the Company have not been issued or distributed, or are otherwise held as Reserved Ownership or Treasury Ownership by the Company, each Member shall be entitled to vote that percentage of the Company-held shares equal to that Member’s percentage of the Outstanding Ownership of the Company.

8.2 Required Vote. Unless a greater vote is required by this Operating Agreement, the Act or the Articles, an affirmative Membership Majority vote or consent of the Members entitled to vote or consent on the matter is required. Notwithstanding any contrary provisions in this Operating Agreement or the Articles, the following actions must be approved by a Membership Supermajority vote of the Members: (a) a public offering of debt, (b) a public offering of stock, (c) any action which would result in a dilution of the Members’ current interests, (d) a dissolution of the Company, (e) a change in the composition of the Managing Board of the Company.

8.3 Meetings. An annual meeting of Members for the transaction of business as may properly come before the Meeting will be held at a place, date, and time that the Members determine. Special meetings of Members for any proper purpose (including for informational purposes) may be called at any time by any Member holding at least 10 percent of the Membership Percentages of all Members. The Company must deliver or mail written notice stating the date, time, place and purpose(s) of any meeting to each Member entitled to vote at the meeting. The notice must be given not less than 10, and no more than 60 days before the meeting date. All meetings of Members will be conducted as the Members themselves see fit.

8.4 Consent. Any action required or permitted to be taken at an annual or special meeting of the Members may be taken by consent without a meeting, prior notice, or a vote. The consent must be in writing, state the action so taken and be signed by the Members having at least the minimum number of votes that would be necessary to authorize or take action at a meeting at which all membership interests entitled to vote on the action were present and voted. Every written consent must also bear the date on which each Member signs the consent. No action will be deemed to be taken under this Section 8.4 unless written consents from Members having the minimum number of votes necessary to authorize or take action are delivered to the Members no more than thirty (30) days after the earliest dated consent. Action taken by written consent will be deemed to be taken as of the date that all requisite consents have been delivered to the Members. Prompt notice of the taking of action without a meeting by less than unanimous written consent must be given to all Members who did not consent in writing to the action.

ARTICLE IX
Management

9.1 Managing Board. The Company shall be managed by a Managing Board comprised of five individuals unless the Members change the size of the Managing Board by a Membership Supermajority vote of the Members. The Managing Board Members are Ronald L. McCaughan, Conrad A. Kalitta, George W. Kelsey, Mark L. McAlpine and David B. Adams who shall serve until replaced by a Membership Supermajority vote of the Members. Each of the Managing Board Members shall have a single equal vote on all matters properly before the Managing Board and the Managing Board Members may replace, by a vote of at least 80% of the Managing Board Members, the Chairperson of the Managing Board who shall be responsible to ensure that the Managing Board takes action on all matters necessary for the operation of the Company. The initial Chairperson of the Managing Board shall be Ronald McCaughan. The Chairperson of the Managing Board shall hold a meeting of the Managing Board upon the request of any two Managing Board Members and shall place on the agenda for such meeting any matter requested by any two Managing Board Members. Costs for such meetings will be born by the Company including travel expenses. Meetings may be held telephonically.

9.2 The Managing Board must approve all major contracts proposed by the Officers of the Company. The Managing Board shall select the officers of the Company and their compensation by a vote of at least four (4) of the Managing Board Members, if the Managing Board is comprised of five (5) Managing Board Members or by a vote of at least 80% of the Managing Board Members if the size of the Managing Board is increased or decreased by the Members as provided herein. The initial officers and their monthly salaries are as follows:

POSITION	OFFICER	MONTHLY SALARY

President and CEO:	Ronald McCaughan	$7,500/$10,000*

Executive Vice President:	Ann K. Frantz	$7,500

Vice President and CFO:	David Adams	$7,500*

Vice President, Secretary and
General Counsel:	Mark McAlpine	$7.500*

* The compensation of David Adams and Mark McAlpine and the adjustment to compensation for Ronald McCaughan shall be deferred and not paid until such payment changes are authorized by a simple majority of the Managing Board Members.

In connection with the Company’s efforts to obtain federal grant monies for special projects and research programs, Member McCaughan, as an officer of the Company, is authorized to execute such grant applications and other documents on behalf of the Company as are necessary to pursue such grants. As CEO, Member McCaughan shall endeavor to obtain whatever status is required of other Managing Board Members (of such subcommittee as the Managing Board dictates) as is necessary to allow the disclosure of the details of such grants or grant programs to the Managing Board or its designated subcommittee. While any such grant request is pending and during the administration of any open grant program, Member McCaughan will remain President and CEO of the Company and his compensation will remain at the minimums set forth above unless his status and compensation are changed by a minimum vote of 80% of the Managing Board Members.

9.3 Other than matters reserved to the Managing Board or Members as provided herein, the officers of the company shall have the responsibilities delegated to each of them by a vote of 80% of the Managing Board. The officers shall have the ability to conduct the day-to-day business of the Company including opening bank accounts; disbursing funds from the Company’s accounts in order to meet the Company’s obligations pursuant to various transactions; establishing relationships with and engaging the services of attorneys, accountants and other professionals; negotiating and executing contracts on behalf of the Company where authorized by the Managing Board; obtaining insurance covering the business and affairs of the Company and its property and on the lives and well being of its Members, employees and agents; engage freight forwarders, transportation agents and warehouse services incidental to the operations of the Company; begin, prosecute, or defend any proceeding in the Company's name; and such other acts as are consistent with the day-to-day operations of the company. Chief Executive Officer (CEO) Ronald McCaughan is granted by the Managing Board full authority to make all operational decisions normally associated with the position of CEO subject to ratification by the Managing Board where required by this Agreement. The Company shall indemnify, defend and hold the officers and Managing Board Members harmless from and against all liabilities, claims, entitlements and suits arising out of its management responsibilities as set forth above.

9.4 Powers of Members. The Members shall select the Managing Board Members as provided herein and all matters concerning the termination and dissolution of the Company or its operations shall require the vote of a Membership Supermajority of all of the Members entitled to vote.

9.5 Standard of Care; Liability.

(a) The Members must discharge their duties as Members in good faith, with the care an ordinarily prudent person in a like position would exercise under similar circumstances, and in a manner the Members reasonably believe to be in the best interests of the Company.

(b) To the full extent permitted by law, the Members, Managing Board Members and Officers will not be liable for any monetary damages to the Company or its Members for any breach of these duties. It is specifically acknowledged that the prospective or current Members may be induced to undertake or continue to serve as Members of the Company in reliance on the provisions of this Section 9.5(b), and these provisions shall be a contract right. No repeal, amendment, alteration or modification of this Section 9.5(b) will be effective as to the Members for acts occurring prior to the date of repeal, amendment, alteration or modification unless the Members consent in writing to the applicability of the repeal, amendment, alteration or modification in the specific case. Notwithstanding anything contained in this Operating Agreement to the contrary, the affirmative vote of the holders of at least 80 percent in interest of the Membership Percentages will be required to alter, amend, adopt any provision inconsistent with or repeal this Section 9.5(b).

(c) David B. Adams shall act as “Tax Matters Partner” of the Company, as defined in Code Section 6231(a)(7). The Tax Matters Partner shall have the powers and duties provided for in such Code Section and in the related Treasury Regulations. The Tax Matters Partner shall promptly send the Members copies of any notices received from the Internal Revenue Service with respect to the Company issues or proceedings before the Internal Revenue Service.

ARTICLE X
Exculpation of Liability; Indemnification

10.1 Exculpation of Liability. Unless otherwise provided by law or expressly assumed, a person who is a Member will not be liable for the acts, debts or liabilities of the Company.

10.2 Indemnification.

(a) Except as otherwise provided in this article, the Company will indemnify any Member and may indemnify any employee or agent of the Company who was or is a party or is threatened to be made a party to a threatened, pending, or completed action, suit, or proceeding (whether civil, criminal, administrative, or investigative and whether formal or informal) other than an action by or in the right of the Company, where the person is a party because he or she is or was a Members, employee, or agent of the Company. The Company will indemnify the Members, employee, or agent against expenses, including attorney fees, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding. The Company will indemnify any Member, employee, or agent if the person acted in good faith, with the care an ordinarily prudent person in a like position would exercise under similar circumstances, and in a manner that the person reasonably believed to be in the best interests of the Company. With respect to a criminal action or proceeding, the person must have had no reasonable cause to believe the person's conduct was unlawful. To the extent that a Member, employee, or agent of the Company has been successful on the merits or otherwise in defense of an action, suit, or proceeding or in defense of any claim, issue, or other matter in the action, suit, or proceeding, such person will be indemnified against actual and reasonable expenses, including attorneys fees, incurred by him or her in connection with the action, suit, or proceeding and any action, suit or proceeding brought to enforce the mandatory indemnification. Unless ordered by a court, any indemnification permitted under this article will be made by the Company only as the Company authorizes in the specific case after (i) determining that the indemnification is proper under the circumstances because the person to be indemnified has met the applicable standard of conduct and (ii) evaluating the reasonableness of the expenses and of the amounts paid in settlement. This determination and evaluation will be made by a majority vote of the Members entitled to vote who are not parties or threatened to be made parties to the action, suit or proceeding. However, no indemnification will be provided to any Members, employee, or agent of the Company for or in connection with (A) the receipt of a financial benefit to which the person is not entitled; (B) voting for or assenting to a distribution to Members in violation of this Operating Agreement or the Act; or (C) a knowing violation of law.

(b) The right to indemnification conferred in this Section 10.2 is a contract right and, subject to the limitations set forth above, includes the right, to the fullest extent permitted by law, as the same exists or may subsequently be amended, to be paid by the Company the expenses incurred in defending any proceeding in advance of its final disposition.

(c) If a claim under subsection (a) of this Section 10.2 is not paid in full by the Company within 30 days after a written claim has been received by the Company, the claimant may at any later date bring suit against the Company to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant will be entitled to be paid also the expense of prosecuting the claim. It will be a defense to any action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Company) that the claimant has not met the standards of conduct which make it permissible under applicable law for the Company to indemnify the claimant for the amount claimed, but the burden of proving the defense will be on the Company. Neither the failure of the Company (including its Members) to have made a determination prior to the commencement of the action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct stated by applicable law and/or this Operating Agreement, nor an actual determination by the Company (including its Members) that the claimant has not met the applicable standard of conduct, will be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

ARTICLE XI
Self Dealing

11.1 Self Dealing. Any Member and any Affiliate may deal with the Company, directly or indirectly, as vendor, purchaser, employee, agent, lender or otherwise. No contract or other act of the Company shall be voidable or affected in any manner by the fact that a Member or his Affiliate is directly or indirectly interested in such contract or other act apart from his interest as a Member, nor shall any Member or his Affiliate be accountable to the Company or the other Members in respect of any profits directly or indirectly realized by him by reason of such contract or other act, and such interested Member shall be eligible to vote or take any other action as a Member in respect of such contract or other act as it would be entitled were he or his Affiliate not interested therein. Notwithstanding the foregoing provisions of this Section 11.1, (i) any direct or indirect interest of a Member or Affiliate in any contract or other act, other than his interest as a Member, shall be disclosed to all other Members, (ii) such contract or other act shall be on an arm's length basis between the parties and on commercially reasonable terms, (iii) such contract or other act shall be approved by the unanimous consent of the Members entitle to vote unless the same is authorized herein, and (iv) the Members shall not receive or hold any property of the Company as collateral security in respect of any claim against the Company.

ARTICLE XII
Dissolution and Winding Up

12.1 Dissolution. The Company will dissolve and its affairs wound up on the first to occur of the following events: (a) at any time specified in the Articles or this Operating Agreement; (b) upon the happening of any event specified in the Articles or this Operating Agreement; (c) by the vote of a Membership Supermajority of all of the Members entitled to vote; (d) upon the death, withdrawal, expulsion, bankruptcy or dissolution of a Member or the occurrence of any other event that terminates the continued membership of a Member in the Company unless within 90 days after such termination of membership, remaining Members holding a majority in interest of the remaining capital interests and the profits interests in the Company consent to continue the business of the Company and to the admission of one or more Members as necessary. For these purposes, a majority in interest of the capital interests and the profits interests in the Company will mean the greater of (i) a majority in interest of the Membership Interests as of the time of the vote or (ii) the interest as will be necessary to satisfy the meaning of the term under regulations, rulings or procedures promulgated by the Internal Revenue Service regarding the meaning of the term (including but not limited to Revenue Procedure 94-64) or applicable court decisions; (e) upon the entry of a decree of judicial dissolution.

12.2 Winding Up. On dissolution, the Company must cease carrying on its business and affairs and will begin winding them up. The Company will complete the winding up as soon as practicable. Upon the winding up of the Company, its assets will be distributed first to creditors to the extent permitted by law, in satisfaction of Company debts, liabilities and obligations and then to Members and former Members. Distributions to Members and former Members will be made first to satisfy liabilities for distributions and then in accordance with the Members' Membership Percentage. The proceeds will be paid to the Members within 90 days after the date of winding up.

ARTICLE XIII
Miscellaneous Provisions

13.1 Terms. Nouns and pronouns will be deemed to refer to the masculine, feminine, neuter, singular and plural, as the identity of the person or persons, firm, or corporation may in the context require.

13.2 Headings. The article and section headings contained in this Operating Agreement have been inserted only as a matter of convenience and for reference, and in no way will be construed to define, limit or describe the scope or intent of any provision of this Operating Agreement.

13.3 Counterparts. This Operating Agreement may be executed in several counterparts, each of which will be deemed an original but all of which will constitute one and the same agreement.

13.4 Entire Agreement. This Operating Agreement, together with the Company's Articles of Organization constitutes the entire agreement among the parties and contains all of the terms between the parties with respect to the subject matter. This Operating Agreement together with the Company's Articles of Organization supersede any and all other prior or contemporaneous agreements, either oral or written, between the parties with respect to the subject matter.

13.5 Severability. The invalidity or unenforceability of any particular provision of this Operating Agreement will not affect the other provisions, and this Operating Agreement will be construed in all respects as if the invalid or unenforceable provisions were omitted.

13.6 Amendment. This Operating Agreement may be amended or revoked upon the affirmative vote of 80% of the Outstanding Ownership interests entitled to vote, at a meeting called for such purpose, or by written consent signed by 80% of the Outstanding Ownership interests entitled to vote.

13.7 Notices. Any notice permitted or required under this Operating Agreement will be conveyed to the party at the address reflected in this Operating Agreement and will be deemed to have been given when deposited in the United States mail, postage paid, or when delivered in person, or by courier or by facsimile transmission.

13.8 Binding Effect. Subject to the provisions of this Operating Agreement relating to transferability, this Operating Agreement will be binding on and will inure to the benefit of the parties, and their respective distributees, heirs, successors and assigns.

13.9 Arbitration. Any disputes arising out of this Agreement which cannot be resolved by the Members themselves or pursuant to the terms of this Agreement shall be submitted to binding arbitration in Southfield, Oakland County, Michigan in accordance with the rules of the American Arbitration Association ("AAA"). The arbitration is to be conducted by a single arbitrator in accordance with the expedited commercial arbitration rules, as existing as of the time the arbitration is commenced of the AAA. Modification to the expedited procedures may be made only for exceptional good cause, as determined by the arbitrator. Judgment upon the arbitration award may be entered in a court of competent jurisdiction. The arbitrator will be entitled to apportion the costs of the arbitration proceedings and to award any party attorney fees and costs on such basis as the arbitrator may determine. The arbitrator shall have the authority to award injunctive relief.

13.10 13.10  Governing Law. This Operating Agreement is being executed and delivered in the State of Michigan and will be governed by, construed and enforced in accordance with the laws of the State of Michigan, without regard to choice of law principles.

13.11 Confidentiality and Non-Competition. The Members and all former Members shall maintain the confidentiality of all business contacts, including sellers, buyers and investors, and shall not engage in any transaction not involving the Company with any of those contacts without the express written agreement of the Company, unless such business contact was established by the Member or former Member engaged in a proposed transaction through that Member’s former business dealing with that business contact. It is the intent of this provision that Members not be allowed to utilize the business contacts of the Company generated by other Members for any purpose which does not benefit the Company. The Members and former Members shall not disclose the names of the Company’s business contacts to any person or entity outside of the Company and the other Members. Notwithstanding the above provisions, all Members individually agree to execute any additional non-competition and/or confidentiality agreements that the Company deems necessary to rightfully protect the intellectual property, business plans and strategies, and proprietary product research, development, manufacturing and/or distribution systems of the Company, in its sole discretion from time to time.

The parties have executed this Operating Agreement on the dates set below their names, to be effective on the date listed on the first page of this Operating Agreement. This Agreement may be executed by duplicate originals.

Members:

Ronald McCaughan	Connie Kalitta

/s/ Ronald McCaughan	/s/ Connie Kalitta

David Marande	George Kelsey

/s/ David Marande	/s/ George Kelsey

David Adams	Mark L. McAlpine

/s/ David Adams	/s/ Mark L. McAlpine

Exhibit A

Company Value

(Dave Adams and Bob Bublitz)